UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 24, 2014

ICU Medical, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	0-19974	33-0022692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Calle Amanecer, San Clemente, California	92673
(Address of principal executive offices)	(Zip Code)
(949) 366-2183
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Equity Grants
At a meeting held on February 24, 2014, the Compensation Committee of the Board of Directors of ICU Medical, Inc. (“the “Company”) awarded Vivek Jain an employment inducement option to purchase 182,366 shares of the Company’s common stock with an exercise price per share of $58.79 (the “Inducement Option”) and an employment inducement grant of restricted stock units with respect to 68,039 shares of the Company’s common stock (“Inducement RSUs” and, together with the Inducement Option, the “Inducement Grants”). The Inducement Grants were made outside of the Company’s 2011 Stock Incentive Plan, as amended from time to time (the “2011 Stock Incentive Plan”), as a material inducement to the decision by Mr. Vivek to accept employment as Chief Executive Officer of the Company and are intended to qualify as employment inducement grants under NASDAQ Listing Rule 5635(c)(4). The Compensation Committee also awarded Mr. Jain an option to purchase 500,000 shares of the Company’s common stock with an exercise price per share of $58.79 (the “Incentive Option”) under the 2011 Stock Incentive Plan. The Inducement Grants and the Incentive Option were approved by the Compensation Committee, which is comprised solely of independent directors.
All of the shares subject to the Inducement Option and 134,759 of the shares subject to the Incentive Option will vest ratably during the period of employment as to twenty-five percent (25%) of the shares subject thereto on each annual anniversary of Mr. Jain’s employment commencement date (the “Employment Commencement Date”) and, to the extent vested, such shares will become exercisable based on achievement of milestones related to the price of the Company’s common stock during the period of employment and the term of the Inducement Option. Specifically, fifty percent (50%) of the vested shares subject to each grant will become exercisable if, during the term of the Inducement Option or the Incentive Option, as applicable (the “Performance-Based Options”), the closing price of the Company’s common stock is equal to or more than one-hundred and twenty-five percent (125%) of the exercise price per share of the Performance-Based Options for thirty (30) consecutive trading days. The remaining fifty percent (50%) of the vested shares subject to each grant will become exercisable if, during the term of the Performance-Based Options, the closing price of the Common Stock is equal to or more than one-hundred and fifty percent (150%) of the exercise price per share for thirty (30) consecutive trading days.
In addition, 365,241 of the shares subject to the Incentive Option (the “Time-Based Option Shares”) will vest during the period of employment as to twenty-five percent (25%) of the shares subject thereto on the one (1) year anniversary of the Employment Commencement Date and as to 1/48th of the shares subject thereto on each monthly anniversary thereafter. In the event that Mr. Jain’s employment terminates as a result termination by the Company without “cause” (as defined in Mr. Jain’s Employment Agreement with the Company, dated February 7, 2014, as amended (the “Employment Agreement”)), by Mr. Jain for “good reason” (as defined in the Employment Agreement), “disability” (as defined in the Employment Agreement) or death, subject to delivery and non-revocation of a general release of claims in favor of the Company, one hundred percent (100%) of the Time-Based Incentive Shares will vest.
The Inducement RSUs will vest ratably in equal annual increments over a three (3) year period commencing on the Employment Commencement Date. In the event that Mr. Jain’s employment terminates as a result termination by the Company without “cause” (as defined in the Employment

Agreement), by Mr. Jain for “good reason” (as defined in the Employment Agreement), “disability” (as defined in the Employment Agreement) or death, subject to delivery and non-revocation of a general release of claims in favor of the Company, one hundred percent (100%) of the shares subject to the Inducement RSUs will vest.
In the event of a “change in control” (as defined in the Employment Agreement) during the period of employment, Mr. Jain will vest in one hundred percent (100%) of the shares subject to the Inducement Grants and the Incentive Option, and all performance goals or other vesting criteria will be deemed achieved at target levels.
The Company’s press release regarding the Inducement Grants and the Incentive Option was issued on February 26, 2014 and is included as Exhibit 99.1 to this Form 8-K.
2013 Bonuses/Voluntary Forfeiture
At the meeting held on February 24, 2014, the Compensation Committee approved cash bonuses under the 2008 Performance-Based Incentive Plan (the “Bonus Plan”) and discretionary bonuses. The Bonus Plan, intended to qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code, was previously approved by the Company’s stockholders at the 2008 annual meeting of the stockholders and amended by the Board on March 30, 2011 to permit all of the named executive officers to participate. The cash bonuses under the Bonus Plan were based on the Company’s performance during 2013 and are as follows:

Officer
George A. Lopez, M.D.	$207,318
Scott E. Lamb	$48,336
Steven C. Riggs	$61,931
Richard A. Costello	$37,429
Alison D. Burcar	$31,500

The discretionary cash bonuses were based on the Company’s performance during 2013 and are as follows:

Officer
Scott E. Lamb	$23,000
Alison D. Burcar	$15,000

On February 25, 2014, each of Messrs. Lamb and Riggs, and Ms. Burcar, notified the Company that they were voluntarily declining to receive the entirety of their bonuses for 2013, including under the Bonus Plan.
Item 9.01.     Financial Statements and Exhibits.

(d)     Exhibits

10.1	2014 Inducement Stock Incentive Plan

99.1	Press Release, dated February 26, 2014, regarding inducement grants and incentive option.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2014

    ICU MEDICAL, INC.

    Scott E. Lamb
    Secretary, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	2014 Inducement Stock Incentive Plan

99.1	Press Release dated February 26, 2014, regarding inducement grants.